Exhibit 99.1

Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

NEWS RELEASE

Devon Energy Reports Third-Quarter 2015 Results

•	Produced Company record 282,000 barrels of oil per day

•	Exceeded oil production guidance for fifth consecutive quarter

•	Raised oil production growth for the second time in 2015

•	Reduced lease operating expenses 14 percent year over year

•	Decreased G&A costs by 8 percent from second quarter

•	Improved 2015 capital and operating cost outlook

OKLAHOMA CITY - Nov.3, 2015 - Devon Energy Corp. (NYSE: DVN) today announced core earnings of $316 million, or $0.76 per diluted share, for the third quarter of 2015. This level of earnings generated cash flow from operations of $1.6 billion in the third quarter, a 41 percent increase compared to the second quarter of 2015.

“Devon delivered another outstanding operational performance in the third quarter,” said Dave Hager, president and CEO. “Our strategy of operating in North America’s best resource plays, coupled with a focus on delivering best-in-class execution, continues to generate top-tier results. Across our asset portfolio, well performance has consistently exceeded type curve expectations through higher production rates, declining capital costs and lower operating expenses.”

“Based on these strong results, we are raising our full-year oil production outlook for the second time this year,” Hager said. “And we are delivering this incremental production growth with significantly lower costs. We are now on pace to save around $1 billion of capital and operating costs in 2015 versus original expectations.”

“Looking ahead, we will continue to take the appropriate actions to preserve operational momentum and protect our balance sheet,” Hager said. “Our teams will maximize the value of production by aggressively pursuing cost reductions and we will maintain the flexibility of our capital programs. The advantage of having minimal long-term commitments allows us to dynamically allocate capital to our highest-returning areas while balancing investment with cash flow.”

On a reported basis, due to non-cash, asset-impairment charges, Devon had a net loss of $3.5 billion, or $8.64 per diluted share, for the third quarter of 2015. This compares with third-quarter 2014 reported net earnings of $1.0 billion, or $2.47 per diluted share.

Record Oil Production Exceeds Guidance for Fifth Consecutive Quarter

Devon delivered record oil production of 282,000 barrels per day, a 31 percent increase compared to the third quarter of 2014. This result surpassed the top end of guidance by 2,000 barrels per day, marking the fifth consecutive quarter the Company has exceeded oil production expectations.

The majority of Devon’s record-setting oil production was attributable to its U.S. resource plays, which are delivering the Company’s highest margins. U.S. oil production averaged 161,000 barrels per day in the third quarter, an increase of 18 percent compared to the third-quarter of 2014. Growth in U.S. production was largely attributable to the Company’s Eagle Ford, Delaware Basin and Rockies assets. In the third quarter, Devon’s world-class Eagle Ford assets continued to deliver prolific well results. Net production in the Eagle Ford averaged 113,000 oil-equivalent barrels (Boe) per day, a 43 percent increase year over year. The Company also had another quarter of strong production results from its stacked-pay position in the Delaware Basin, where net production increased to 61,000 Boe per day in the third quarter, a 32 percent increase compared to the year-ago period. Another key contributor to Devon’s growth for the quarter was a 61 percent increase in oil production from its Rockies assets. Driven by development drilling in the Power River Basin, oil production in the Rockies averaged 16,000 barrels per day in the third quarter.

In Canada, Devon’s heavy-oil operations also delivered impressive production growth. In total, the Company’s heavy-oil production increased to a record 121,000 barrels of oil per day in the third quarter. Driven by the ramp-up of the Jackfish 3 facility to nameplate capacity four months ahead of schedule, Canadian oil production increased 52 percent compared to the third quarter of 2014.

Total production of oil, gas and natural gas liquids averaged 680,000 Boe per day during the third quarter. This result exceeded the top end of the Company’s guidance by 4,000 Boe per day and represents a 6 percent increase compared to the third quarter of 2014. With the strong growth in high-margin production, oil is now the largest component of the Devon’s product mix at 41 percent of total production.

Devon Raises Full-Year Production Outlook

Based on strong operating results year to date, Devon has raised its 2015 oil production guidance by 2 percent to a mid-point of 276,000 barrels per day. This marks the second time in 2015 the Company has increased its oil production outlook. Total oil production growth in 2015 is now expected to range from 31 to 33 percent. Due to the improving outlook for oil production, the Company has also raised its top-line production growth guidance for 2015 to a range of 8 to 10 percent.

Full-Year Capital Savings To Reach $500 Million

In addition to higher production, Devon is also benefiting from lower capital spending. The Company’s 2015 E&P capital program, excluding acquisitions, is now expected to range from $3.8 to $4.0 billion, a $100 million decrease compared to previous guidance. Combined with additional non-E&P capital savings, Devon’s total 2015 capital spending is expected to be $150 million lower than previous guidance. As a result of these additional savings, Devon has now reduced its 2015 capital spending guidance by $500 million compared to its original expectations issued in February.

Operations Report Highlights

For additional details on Devon’s E&P operations, please refer to the Company’s third-quarter 2015 Operations Report at www.devonenergy.com. Highlights from the report include:

•	Bone Spring basin type curve raised

•	Leonard Shale program delivers excellent results

•	Eagle Ford delivers record-setting well results

•	Jackfish 3 reaches nameplate capacity ahead of schedule

•	Meramec appraisal success expands potential

Hedges Increase Upstream Revenue; EnLink Profit Expands

Revenue from oil, natural gas and natural gas liquids sales totaled $1.3 billion in the third quarter of 2015, with oil revenue accounting for nearly 70 percent of total upstream revenues. This increased oil sales weighting was attributable to the Company’s substantial growth in both U.S. and Canadian oil production.

Cash settlements related to oil and natural gas hedges increased revenue by more than $600 million, or approximately $10 per Boe, in the third quarter. At the end of September, the Company’s remaining commodity hedges had a fair-market value of approximately $650 million.

Devon’s midstream business generated operating profits of $212 million in the third quarter, bringing the year-to-date total to $630 million. The majority of this profitability was attributable to the Company’s investment in EnLink Midstream. Year-to-date, EnLink-related operating profits have expanded by 15 percent compared to the same period in 2014.

Lease Operating Expenses Decline 14 Percent; Lowering Full-Year Cost Outlook

The Company has several cost-reduction initiatives under way that positively impacted third-quarter results. Field-level operating costs, which include both lease operating expenses (LOE) and production taxes, declined 18 percent compared to the third quarter of 2014 to $9.59 per Boe.

The most significant operating cost savings came from LOE, which is Devon’s largest field-level cost. LOE declined 14 percent compared to the year-ago period to $8.14 per Boe and was 9 percent below the low end of Devon’s guidance range. These LOE cost savings were realized across all regions of the Company’s portfolio.

Devon also realized significant general and administrative (G&A) cost savings in the third quarter. G&A expenses totaled $198 million, or $3.17 per Boe, an 8 percent improvement compared to the second quarter of 2015, and this strong cost performance was 7 percent below the low end of guidance.

Based on year-to-date cost savings, Devon now anticipates its field-level operating costs and G&A to decline to around $13.80 per Boe for the full-year 2015. These declines represent incremental savings of around $150 million based on the Company’s most recent guidance. Compared to Devon’s original guidance in February, this implies a full-year cash cost savings of around $550 million.

Balance Sheet and Liquidity Remain Strong

Devon’s financial position remains exceptionally strong with investment-grade credit ratings and excellent liquidity. The Company exited the quarter with net debt, excluding non-recourse EnLink obligations, totaling just over $7 billion. Devon had cash balances of $1.8 billion at quarter end, and has no borrowings under its $3.0 billion senior credit facility.

Non-GAAP Reconciliations

Pursuant to regulatory disclosure requirements, Devon is required to reconcile non-GAAP financial measures to the related GAAP information (GAAP refers to generally accepted accounting principles). Core earnings and net debt are non-GAAP financial measures referenced within this release. Reconciliations of these non-GAAP measures are provided later in this release.

Conference Call Webcast and Supplemental Earnings Materials

Please note that as soon as practicable today, Devon will post an operations report to its website at www.devonenergy.com. The Company’s third-quarter conference call will be held at 10 a.m. Central (11 a.m. Eastern) on Wednesday, Nov. 4, 2015, and will serve primarily as a forum for analyst and investor questions and answers.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). Such statements include those concerning strategic plans, expectations and objectives for future operations, and are often identified by use of the words “expects,” “believes,” “will,” “would,” “could,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; unforeseen changes in the rate of production from our oil and gas properties; uncertainties in future exploration and drilling results; uncertainties inherent in estimating the cost of drilling and completing wells; drilling risks; competition for leases, materials, people and capital; midstream capacity constraints and potential interruptions in production; risk related to our hedging activities; environmental risks; political changes; changes in laws or regulations; our limited control over third parties who operate our oil and gas properties; our ability to successfully complete mergers, acquisitions and divestitures; and other risks identified in our Form 10-K and our other filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential and exploration target size. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available at www.devonenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. and Canada with an emphasis on a balanced portfolio. The Company is the second-largest oil producer among North American onshore independents. For more information, please visit www.devonenergy.com.

Investor Contacts

Howard Thill, 405-552-3693

Scott Coody, 405-552-4735

Shea Snyder, 405-552-4782

Media Contact

John Porretto, 405-228-7506

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION NET OF ROYALTIES	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Oil and bitumen (MBbls/d)
United States	161	136	167	121
Canada	121	80	107	78

Retained assets	282	216	274	199
Divested assets	—	3	—	7

Total	282	219	274	206

Natural gas liquids (MBbls/d)
United States	134	138	136	129
Divested assets	—	5	—	9

Total	134	143	136	138

Gas (MMcf/d)
United States	1,570	1,690	1,598	1,656
Canada	16	26	21	24

Retained assets	1,586	1,716	1,619	1,680
Divested assets	—	138	—	311

Total	1,586	1,854	1,619	1,991

Oil equivalent (MBoe/d)
United States	556	556	569	526
Canada	124	84	111	82

Retained assets	680	640	680	608
Divested assets	—	31	—	68

Total	680	671	680	676

KEY OPERATING STATISTICS BY REGION
	Quarter Ended September 30, 2015
	Avg. Production (MBoe/d)	Gross Wells Drilled	Operated Rigs at September 30, 2015
Delaware Basin	61	40	10
Midland Basin	48	2	—
Eagle Ford	113	74	—
Canadian Heavy Oil	124	7	1
Anadarko Basin	83	45	5
Barnett Shale	176	—	—
Rockies	28	14	2
Other assets	47	—	—

Total	680	182	18

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION TREND	2014	2014	2015	2015	2015
	Quarter 3	Quarter 4	Quarter 1	Quarter 2	Quarter 3
Oil (MBbls/d)
Delaware Basin	27	27	33	41	41
Midland Basin	29	28	27	26	23
Eagle Ford	47	60	75	67	62
Canadian Heavy Oil	80	93	104	98	121
Anadarko Basin	10	10	9	10	9
Barnett Shale	2	2	1	1	1
Rockies	10	9	12	16	16
Other assets	11	10	11	11	9

Retained assets	216	239	272	270	282
Divested assets	3	—	—	—	—

Total	219	239	272	270	282

Natural gas liquids (MBbls/d)
Delaware Basin	7	8	8	10	8
Midland Basin	12	12	11	11	12
Eagle Ford	14	18	23	24	26
Anadarko Basin	34	34	30	24	27
Barnett Shale	54	53	51	49	44
Rockies	1	1	1	1	2
Other assets	16	15	15	15	15

Retained assets	138	141	139	134	134
Divested assets	5	—	—	—	—

Total	143	141	139	134	134

Gas (MMcf/d)
Delaware Basin	68	66	66	75	70
Midland Basin	68	71	71	77	76
Eagle Ford	109	127	143	146	154
Canadian Heavy Oil	26	23	28	20	16
Anadarko Basin	323	329	297	290	278
Barnett Shale	896	878	827	805	788
Rockies	66	58	53	62	58
Other assets	160	155	160	152	146

Retained assets	1,716	1,707	1,645	1,627	1,586
Divested assets	138	3	—	—	—

Total	1,854	1,710	1,645	1,627	1,586

Oil equivalent (MBoe/d)
Delaware Basin	46	46	52	64	61
Midland Basin	52	52	50	49	48
Eagle Ford	79	99	122	114	113
Canadian Heavy Oil	84	97	109	101	124
Anadarko Basin	98	100	88	82	83
Barnett Shale	205	201	191	185	176
Rockies	22	19	22	27	28
Other assets	54	50	51	52	47

Retained assets	640	664	685	674	680
Divested assets	31	1	—	—	—

Total	671	665	685	674	680

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

BENCHMARK PRICES
(average prices)	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Oil ($/Bbl) - West Texas Intermediate (Cushing)	$46.69	$97.26	$51.11	$99.67
Natural Gas ($/Mcf) - Henry Hub	$2.77	$4.07	$2.80	$4.57

REALIZED PRICES	Quarter Ended September 30, 2015
	Oil /Bitumen (Per Bbl)	NGL (Per Bbl)	Gas (Per Mcf)	Total (Per Boe)
United States	$42.09	$8.80	$2.26	$20.66
Canada (1)	$25.10	$ N/M	$0.09	$24.55

Realized price without hedges	$34.78	$8.80	$2.24	$21.37
Cash settlements	$21.16	$—	$0.47	$9.86

Realized price, including cash settlements	$55.94	$8.80	$2.71	$31.23

	Quarter Ended September 30, 2014
	Oil /Bitumen (Per Bbl)	NGL (Per Bbl)	Gas (Per Mcf)	Total (Per Boe)
United States	$90.23	$25.82	$3.61	$38.90
Canada (1)	$65.88	$63.46	$0.76	$63.23

Realized price without hedges	$81.37	$25.90	$3.57	$41.92
Cash settlements	$(1.06)	$0.01	$0.15	$0.07

Realized price, including cash settlements	$80.31	$25.91	$3.72	$41.99

	Nine Months Ended September 30, 2015
	Oil (Per Bbl)	NGL (Per Bbl)	Gas (Per Mcf)	Total (Per Boe)
United States	$45.91	$9.50	$2.30	$22.18
Canada (1)	$27.84	$ N/M	$0.61	$27.06

Realized price without hedges	$38.81	$9.50	$2.27	$22.98
Cash settlements	$19.48	$—	$0.53	$9.11

Realized price, including cash settlements	$58.29	$9.50	$2.80	$32.09

	Nine Months Ended September 30, 2014
	Oil (Per Bbl)	NGL (Per Bbl)	Gas (Per Mcf)	Total (Per Boe)
United States	$92.55	$26.80	$4.04	$39.81
Canada (1)	$65.54	$50.57	$3.80	$55.85

Realized price without hedges	$81.84	$27.34	$4.02	$42.38
Cash settlements	$(2.43)	$—	$(0.12)	$(1.11)

Realized price, including cash settlements	$79.41	$27.34	$3.90	$41.27

(1)	The reported Canadian gas volumes include volumes that are produced from certain of our leases and then transported to our Jackfish operations where the gas is used as fuel. However, the revenues and expenses related to this consumed gas are eliminated in our consolidated financials.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF EARNINGS
(in millions, except per share amounts)	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Oil, gas and NGL sales	$1,338	$2,588	$4,264	$7,824
Oil, gas and NGL derivatives	414	748	426	29
Marketing and midstream revenues	1,849	2,000	5,569	5,718

Total operating revenues	3,601	5,336	10,259	13,571

Lease operating expenses	510	584	1,625	1,764
Marketing and midstream operating expenses	1,637	1,781	4,939	5,092
General and administrative expenses	198	195	661	595
Production and property taxes	91	140	315	427
Depreciation, depletion and amortization	744	842	2,488	2,409
Asset impairments	5,851	—	15,479	—
Restructuring costs	—	2	—	44
Gains and losses on asset sales	3	—	2	(1,072)
Other operating items	11	18	52	74

Total operating expenses	9,045	3,562	25,561	9,333

Operating income (loss)	(5,444)	1,774	(15,302)	4,238
Net financing costs	136	116	378	359
Other nonoperating items	43	4	46	111

Earnings (loss) before income taxes	(5,623)	1,654	(15,726)	3,768
Income tax expense (benefit)	(1,714)	613	(5,435)	1,698

Net earnings (loss)	(3,909)	1,041	(10,291)	2,070
Net earnings (loss) attributable to noncontrolling interests	(402)	25	(369)	55

Net earnings (loss) attributable to Devon	$(3,507)	$1,016	$(9,922)	$2,015

Net earnings (loss) per share attributable to Devon:
Basic	$(8.64)	$2.48	$(24.45)	$4.94
Diluted	$(8.64)	$2.47	$(24.45)	$4.91

Weighted average common shares outstanding:
Basic	411	409	411	408
Diluted	411	411	411	410

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net earnings (loss)	$(3,909)	$1,041	$(10,291)	$2,070
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation, depletion and amortization	744	842	2,488	2,409
Asset impairments	5,851	—	15,479	—
Gains and losses on asset sales	3	—	2	(1,072)
Deferred income tax expense (benefit)	(1,708)	23	(5,348)	800
Derivatives and other financial instruments	(481)	(804)	(606)	(43)
Cash settlements on derivatives and financial instruments	730	44	1,913	(201)
Other noncash charges	168	128	435	357
Net change in working capital	67	296	93	766
Change in long-term other assets	52	(38)	211	(115)
Change in long-term other liabilities	36	27	(74)	47

Net cash from operating activities	1,553	1,559	4,302	5,018

Cash flows from investing activities:
Capital expenditures	(1,080)	(1,672)	(4,229)	(5,013)
Acquisitions of property, equipment and businesses	(113)	(31)	(530)	(6,255)
Divestitures of property and equipment	27	2,260	35	5,202
Redemptions of long-term investments	—	—	—	57
Other	(3)	3	(8)	87

Net cash from investing activities	(1,169)	560	(4,732)	(5,922)

Cash flows from financing activities:
Borrowings of long-term debt, net of issuance costs	277	438	3,328	4,158
Repayments of long-term debt	(252)	(275)	(1,773)	(4,265)
Net short-term debt repayments	(169)	(456)	(932)	(1,318)
Stock option exercises	—	9	4	92
Sale of subsidiary units	—	—	654	—
Issuance of subsidiary units	9	52	13	72
Dividends paid on common stock	(99)	(98)	(296)	(287)
Distributions to noncontrolling interests	(68)	(46)	(186)	(187)
Other	2	(13)	(10)	(4)

Net cash from financing activities	(300)	(389)	802	(1,739)

Effect of exchange rate changes on cash	(22)	(28)	(65)	(15)

Net change in cash and cash equivalents	62	1,702	307	(2,658)

Cash and cash equivalents at beginning of period	1,725	1,706	1,480	6,066

Cash and cash equivalents at end of period	$1,787	$3,408	$1,787	$3,408

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED BALANCE SHEETS (in millions)
	September 30,	December 31,
	2015	2014
Current assets:
Cash and cash equivalents	$1,787	$1,480
Accounts receivable	1,318	1,959
Derivatives, at fair value	690	1,993
Income taxes receivable	8	522
Other current assets	495	544

Total current assets	4,298	6,498

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	77,093	75,738
Not subject to amortization	2,688	2,752

Total oil and gas	79,781	78,490
Midstream and other	10,410	9,695

Total property and equipment, at cost	90,191	88,185
Less accumulated depreciation, depletion and amortization	(67,416)	(51,889)

Property and equipment, net	22,775	36,296

Goodwill	5,775	6,303
Other long-term assets	1,503	1,540

Total assets	$34,351	$50,637

Current liabilities:
Accounts payable	$940	$1,400
Revenues and royalties payable	985	1,193
Short-term debt	500	1,432
Deferred income taxes	261	730
Other current liabilities	815	1,180

Total current liabilities	3,501	5,935

Long-term debt	11,400	9,830
Asset retirement obligations	1,377	1,339
Other long-term liabilities	818	948
Deferred income taxes	1,333	6,244
Stockholders’ equity:
Common stock	41	41
Additional paid-in capital	4,773	4,088
Retained earnings	6,413	16,631
Accumulated other comprehensive earnings	321	779

Total stockholders’ equity attributable to Devon	11,548	21,539
Noncontrolling interests	4,374	4,802

Total stockholders’ equity	15,922	26,341

Total liabilities and stockholders’ equity	$34,351	$50,637

Common shares outstanding	411	409

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATING STATEMENTS OF OPERATIONS (in millions)
	Quarter Ended September 30, 2015
	Devon U.S. & Canada	EnLink	Eliminations	Total
Oil, gas and NGL sales	$1,338	$—	$—	$1,338
Oil, gas and NGL derivatives	414	—	—	414
Marketing and midstream revenues	850	1,171	(172)	1,849

Total operating revenues	2,602	1,171	(172)	3,601

Lease operating expenses	510	—	—	510
Marketing and midstream operating expenses	849	960	(172)	1,637
General and administrative expenses	163	35	—	198
Production and property taxes	84	7	—	91
Depreciation, depletion and amortization	644	100	—	744
Asset impairments	5,052	799	—	5,851
Gains and losses on asset sales	—	3	—	3
Other operating items	11	—	—	11

Total operating expenses	7,313	1,904	(172)	9,045

Operating loss	(4,711)	(733)	—	(5,444)
Net financing costs	106	30	—	136
Other nonoperating items	48	(5)	—	43

Loss before income taxes	(4,865)	(758)	—	(5,623)
Income tax expense (benefit)	(1,721)	7	—	(1,714)

Net loss	(3,144)	(765)	—	(3,909)
Net loss attributable to noncontrolling interests	—	(402)	—	(402)

Net loss attributable to Devon	$(3,144)	$(363)	$—	$(3,507)

OTHER KEY STATISITICS
(in millions)	Quarter Ended September 30, 2015
	Devon U.S. & Canada	EnLink	Eliminations	Total
Cash flow statement related items:
Operating cash flow	$1,337	$216	$—	$1,553
Capital expenditures	$(979)	$(101)	$—	$(1,080)
Acquisitions of property, equipment and businesses	$(107)	$(6)	$—	$(113)
EnLink distributions received (paid)	$65	$(133)	$—	$(68)

Balance sheet statement items:
Net debt(1)	$7,344	$2,769	$—	$10,113

(1)	Net debt is a Non-GAAP measure. For a reconciliation of the comparable GAAP measure, see “Non-GAAP Financial Measures” later in this release.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CAPITAL EXPENDITURES (in millions)
	Quarter Ended September 30, 2015	Nine Months Ended September 30, 2015
Exploration and development capital	$834	$3,043
Capitalized G&A and interest	105	327
Acquisitions	113	199
Midstream (1)	12	48
Corporate and other	18	66

Devon capital expenditures	$1,082	$3,683

(1)	Excludes $105 and $777 million attributable to EnLink for the third quarter and first nine months of 2015, respectively.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning non-GAAP financial measures (GAAP refers to generally accepted accounting principles). The Company must reconcile the non-GAAP financial measure to related GAAP information.

CORE EARNINGS

(in millions)

Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates of the Company’s financial results. Accordingly, the Company also uses the measures of core earnings and core earnings per diluted share. Devon believes these non-GAAP measures facilitate comparisons of its performance to earnings estimates published by securities analysts. Devon also believes these non-GAAP measures can facilitate comparisons of its performance between periods and to the performance of its peers. The following table summarizes the effects of these items on third-quarter 2015 earnings.

	Quarter Ended September 30, 2015
	Before-Tax	After-Tax and Noncontrolling Interests
Net loss attributable to Devon (GAAP)		$(3,507)
Asset impairments	5,851	3,622
Fair value changes in financial instruments and foreign currency	254	201

Core earnings attributable to Devon (non-GAAP)		$316

Diluted share count		414
Core diluted earnings per share attributable to Devon (non-GAAP)		$0.76

NET DEBT

(in millions)

Devon defines net debt as debt less cash and cash equivalents and net debt attributable to the consolidation of EnLink Midstream as presented in the following table. Devon believes that netting these sources of cash against debt and adjusting for EnLink net debt provides a clearer picture of the future demands on cash from Devon to repay debt.

	September 30, 2015
	Devon U.S. & Canada	EnLink	Devon Consolidated

Total debt (GAAP)	$9,048	$2,852	$11,900
Less cash and cash equivalents	(1,704)	(83)	(1,787)

Net debt (non-GAAP)	$7,344	$2,769	$10,113

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

PRODUCTION GUIDANCE	Quarter 4
	Low	High

Oil and bitumen (MBbls/d)
United States	158	163
Canada	118	123

Total	276	286

Natural gas liquids (MBbls/d)
United States	130	135
Gas (MMcf/d)
United States	1,520	1,550
Canada	15	15

Total	1,535	1,565

Oil equivalent (MBoe/d)
United States	541	556
Canada	121	126

Total	662	682

PRICE REALIZATIONS GUIDANCE	Quarter 4
	Low	High
Oil and bitumen - % of WTI
United States	87%	97%
Canada	44%	54%
NGL - realized price	$7	$12
Natural gas - % of Henry Hub	78%	88%

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

OTHER GUIDANCE ITEMS	Quarter 4
($ millions, except Boe)	Low	High
Marketing & midstream operating profit	$195	$225
Lease operating expenses per Boe	$8.00	$8.50
General & administrative expenses per Boe	$3.00	$3.30
Production and property taxes as % of upstream sales	6.3%	7.3%
Depreciation, depletion and amortization per Boe	$10.50	$11.50
Other operating items	$15	$20
Net financing costs	$130	$140
Current income tax rate	0.0%	5.0%
Deferred income tax rate	30.0%	35.0%

Total income tax rate	30.0%	40.0%

Net earnings attributable to noncontrolling interests	$10	$30

CAPITAL EXPENDITURES GUIDANCE	Quarter 4
(in millions)	Low	High

Exploration and development	$800	$900
Capitalized G&A and interest	95	115
Midstream (1)	5	15
Corporate and other	15	25

Devon capital expenditures	$915	$1,055

(1)	Excludes capital expenditures related to EnLink.

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

COMMODITY HEDGES
	Oil Commodity Hedges
	Price Swaps		Price Collars			Call Options Sold
Period	Volume (Bbls/d)	Weighted Average Price ($/Bbl)	Volume (Bbls/d)	Weighted Average Floor Price ($/Bbl)	Weighted Average Ceiling Price ($/Bbl)	Volume (Bbls/d)	Weighted Average Price ($/Bbl)
Q4 2015	107,000	$90.61	44,000	$81.36	$88.63	28,000	$116.43

	Oil Basis Swaps
Period	Index	Volume (Bbls/d)	Weighted Average Differential to WTI ($/Bbl)
Q4 2015	Western Canadian Select	40,000	$(15.58)

	Natural Gas Commodity Hedges
	Price Swaps		Price Collars			Call Options Sold
Period	Volume (MMBtu/d)	Weighted Average Price ($/MMBtu)	Volume (MMBtu/d)	Weighted Average Floor Price ($/MMBtu)	Weighted Average Ceiling Price ($/MMBtu)	Volume (MMBtu/d)	Weighted Average Price ($/MMBtu)
Q4 2015	250,000	$4.32	480,000	$3.52	$3.83	550,000	$5.09

Devon’s oil derivatives settle against the average of the prompt month NYMEX West Texas Intermediate futures price. Devon’s natural gas derivatives settle against the Inside FERC first of the month Henry Hub index.